Exhibit 99.1

CORPORATE INVESTOR RELATIONS 1809 Seventh Ave. Suite 1414, Seattle WA 98101 (206) 388-5785	contact:	Robert M. Warwick Chief Financial Officer (415) 275-5100
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NEWS RELEASE

Willis Lease Finance 2Q06 Lease Revenue Up 13%

SAUSALITO, CA — August 11, 2006—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today reported lease revenue rose 13% in the second quarter of 2006 and 11% year-to-date.  Second quarter net income totaled $1.0 million on revenue of $19.9 million, compared to $963,000 on revenue of $18.0 million in the second quarter of 2005.  After payment and accrual of dividends on the recently issued preferred shares, net income available to common shareholders was $266,000, or $0.03 per share, in the second quarter of 2006.

In the first half of 2006, net income was $1.5 million on revenue of $37.9 million, compared to $2.5 million on revenue of $33.9 million in the first half of 2005.  After payment and accrual of preferred dividends of $1.3 million, net income available to common shareholders was $266,000, or $0.03 per share, for the first half of 2006.

Results for the second quarter and first half of 2006 are not directly comparable to the year ago periods due to a number of factors including the following:

•                     Stock option expense, a non-cash item, was $173,000 in the second quarter of 2006 and $355,000 year-to-date, and is included in general and administrative expense in 2006 due to the adoption of a new accounting standard.  In 2005, stock option expense was not included in general and administrative expense but was disclosed in the footnotes to the financial statements at $176,000 for the second quarter and $361,000 for the year-to-date.

•                     Prior to December 2005, changes in the fair value of derivatives were recorded in the income statement.  After December 1, 2005, hedge accounting was used to account for the change in fair value of cash flow hedges through accumulated other comprehensive income on the balance sheet for all qualified hedges so that such changes no longer affect net income.  The change in fair value of derivative instruments had no impact on second quarter net finance costs as all derivative instruments qualified for hedge accounting, but increased net finance costs by $888,000 in the second quarter a year ago. For the year-to-date, the realized and unrealized gain on derivative instruments reduced net finance costs by $153,000 compared to $389,000 in the first half of 2005.

•                     Preferred dividends paid and accrued were $782,000 in the second quarter and $1.3 million in the first half of 2006 following the issuance of preferred stock on February 7, 2006.

Current Market

“Compared to last year, our lease revenue has grown by 13% for the quarter and 11% for the year-to-date.  This is a huge accomplishment and I am very pleased with this growth,” said Charles F. Willis, President and CEO.  “This growth has been fueled by our ability to successfully attract additional capital to expand our business.  As a result of last year’s ABS transaction, this year’s preferred offering and the recent renewal and increase of our main revolving credit facility, our capital position has never been stronger.  Our leverage at June 30, 2006 was only 2.68 to 1, and we have plenty of room to increase our leverage to grow the portfolio.  We have purchased $66 million in additional equipment since the beginning of this year, $49 million of which came in the second quarter—mostly toward the end of the quarter, and therefore contributed only marginally to this quarter’s lease revenue.  As of June 30, 2006, we have existing commitments to purchase additional equipment totaling $59 million over the rest of 2006 and 2007.  We continue to see excellent opportunities to add equipment and deploy the capital raised over the past few quarters.

WLFC Reports 2Q06 Results
August 11, 2006
Page Two

“We are continuing to manage the situation at Varig, one of our largest lessees, which filed for bankruptcy protection in June 2005,” said Willis.  “All of our leases with Varig have terminated and Varig has returned five of the nine engines leased.  Of the five returned engines, one has been sold for a gain, three have been placed on lease and one is off-lease.  The remaining four engines have a net book value of $16.0 million and are in various stages of the lease return process.  Rents on the nine engines were paid through May and security deposits are adequate to cover most rents through June.”

“Our revenue growth for the quarter and year-to-date is the result of a combination of factors, including the growth of the lease portfolio by 18%, or $86.5 million, since June 30, 2005, higher lease rates and higher utilization, all of which are supported by the strong demand for leased engines,” said Donald A. Nunemaker, Chief Operating Officer.  At the end of the second quarter, the utilization rate was 92.2%, up from 89.2% at March 31, 2006 and almost unchanged compared to 92.3% at June 30, 2005.  Average utilization in the second quarter of 2006 was 91.8% compared to 89.3% in the first quarter of 2006 and 91.4% in the second quarter a year ago.

Results from Operations

Lease revenue increased 13% to $17.5 million in this year’s second quarter, and 11% to $33.9 million in the first half of 2006 compared to the same periods in 2005.  In the second quarter total revenue grew 11% to $19.9 million from $18.0 million a year ago.  In the first six months of 2006, total revenue rose 12% to $37.9 million from $33.9 million in the first half of 2005.

Total expenses, led by higher depreciation and net finance costs, increased 11% in the second quarter of 2006 compared to the same period last year.  Year-to-date total expenses increased 18% to $35.9 million from $30.3 million in the first half a year ago.  Pretax income in the second quarter rose 16% to $1.5 million from $1.3 million in the same quarter a year ago.  In the first six months of 2006, pretax income totaled $2.2 million compared to $3.6 million in the first six months of 2005.  As noted previously, the change in accounting treatment for derivative instruments introduced substantial volatility into net finance costs in the prior year periods.

Depreciation increased 13% in the second quarter to $6.9 million from $6.1 million in the same period last year, mainly due to an increase in the size of the lease portfolio.  Year-to-date, depreciation grew 11% to $13.5 million compared to $12.1 million in the first six months of 2005.

Second quarter net finance costs increased 12% to $7.0 million from $6.2 million in the second quarter a year ago.  Year-to-date net finance costs rose 32% to $13.3 million from $10.1 million in the same period in 2005.  Higher interest expense was directly linked to increases in interest rates and, to a lesser extent, higher debt levels.  Partially offsetting higher interest expense is an increase in interest income due to larger balances of restricted cash for maintenance reserves, as well as higher earning rates on these balances.

General and administrative expense grew 5% in the second quarter to $4.7 million compared to $4.5 million in the second quarter a year ago.  For the year-to-date, G&A expense grew 12% to $9.1 million from $8.1 million in the first half of 2005.  The largest single contribution to higher overhead was staffing costs including higher compensation, temporary help and benefit expense.  “The new accounting treatment for stock options and higher travel and legal expenses related to engines leased to Varig were other primary contributors to higher overhead expenses compared to the same period last year,”  said Robert M. Warwick, Chief Financial Officer.

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WLFC Reports 2Q06 Results
August 11, 2006
Page Three

“As has been widely reported, the increasing costs of being a public company place disproportionate burdens on smaller public companies like Willis Lease in terms of both expenses which hit our P&L and those that don’t—like senior management time spent dealing with regulatory oversight and compliance issues,” said Willis.  “Unless some relief is granted, these costs will be even greater in the future.”

Balance Sheet

At June 30, 2006, the company had 129 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $578.7 million compared to 113 commercial jet engines, 3 aircraft parts packages, 5 aircraft and other engine-related equipment in its lease portfolio with a net book value of $492.2 million at June 30, 2005.  In addition, investments increased to $10.5 million at June 30, 2006, compared to $1.5 million a year ago, reflecting the investment in the joint venture with Oasis International Leasing (USA) Ltd.

Total assets increased 21% to $692.8 million at June 30, 2006, compared to $571.0 million a year ago.  With the addition of $31.9 million in preferred equity, total shareholders’ equity increased 31% to $156.0 million from $119.4 million a year ago.  Book value per common share was $13.37 compared to $13.15 at June 30, 2005.

At June 30, 2006, the company had $118 million of availability under its revolving credit and warehouse facilities compared to $24 million a year ago.  The company’s funded debt to equity ratio was 2.68-to-1 at June 30, 2006, compared to 2.92-to-1 a year earlier.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

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WLFC Reports 2Q06 Results
August 11, 2006
Page Four

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
	2006	2005	Change	2006	2005	Change
REVENUE
Lease revenue	$17,540	$15,498	13.2%	$33,921	$30,533	11.1%
Gain on sale of equipment	2,398	2,416	(0.7)%	3,940	3,148	25.2%
Other income	2	126	(98.4)%	6	227	(97.4)%
Total revenue	19,940	18,040	10.5%	37,867	33,908	11.7%

EXPENSES
Depreciation expense	6,898	6,083	13.4%	13,486	12,123	11.2%
General and administrative	4,682	4,454	5.1%	9,094	8,101	12.3%
Net finance costs
Interest expense	7,781	5,622	38.4%	14,877	10,963	35.7%
Interest income	(760)	(265)	186.8%	(1,389)	(473)	193.7%
Realized and unrealized (gains) and losses on deriviative instruments	—	888	(100.0)%	(153)	(389)	(60.7)%
Total net finance costs	7,021	6,245	12.4%	13,335	10,101	32.0%
Total expenses	18,601	16,782	10.8%	35,915	30,325	18.4%

Income from operations	1,339	1,258	6.4%	1,952	3,583	(45.5)%

Income from joint venture	114	—	100.0%	226	—	100.0%

Income before income taxes	1,453	1,258	15.5%	2,178	3,583	(39.2)%
Income tax expense	405	295	37.3%	662	1,058	(37.4)%
Net income	$1,048	$963	8.8%	$1,516	$2,525	(40.0)%

Preferred dividends paid and accrued-Series A	782	—	100.0%	1,250	—	100.0%
Net income available to common stockholders	$266	$963	(72.4)%	$266	$2,525	(89.5)%

Basic earnings per common share	$0.03	$0.11		$0.03	$0.28

Diluted earnings per common share	$0.03	$0.10		$0.03	$0.27

Average common shares outstanding	9,223	9,047		9,189	9,027
Diluted average common shares outstanding	9,698	9,471		9,643	9,438

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WLFC Reports 2Q06 Results
August 11, 2006
Page Five

WILLIS LEASE FINANCE CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data, unaudited)

	June 30, 2006	December 31, 2005	June 30, 2005
ASSETS
Cash and cash equivalents	$2,078	$6,346	$4,383
Restricted cash	64,176	61,257	42,959
Equipment held for operating lease, less accumulated depreciation	578,701	540,657	492,242
Equipment held for sale	5,532	6,223	6,921
Operating lease related receivable, net of allowances	4,383	4,512	3,473
Notes receivable	66	161	298
Investments	10,511	10,347	1,480
Assets under derivative instruments	4,691	2,515	1,852
Property, equipment & furnishings, less accumulated depreciation	7,485	7,662	7,826
Other assets	15,136	15,997	9,582
Total assets	$692,759	$655,677	$571,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$5,800	$26,152	$8,195
Deferred income taxes	29,959	28,588	28,581
Notes payable	418,282	407,551	349,019
Maintenance reserves	73,955	63,156	58,284
Security deposits	3,469	3,964	3,685
Unearned lease revenue	5,256	4,793	3,845
Total liabilities	536,721	534,204	451,609

Shareholders’ equity:
Preferred stock	$31,915	$—	$—
Common stock ($0.01 par value)	93	92	91
Paid-in capital in excess of par	64,599	63,618	63,044
Accumulated other comprehensive gain/(loss), net of tax	1,112	(161)	—
Retained earnings	58,319	57,924	56,272
Total shareholders’ equity	156,038	121,473	119,407

Total liabilities and shareholders’ equity	$692,759	$655,677	$571,016

Note:  Transmitted on Business Wire on August 11, 2006 at 3:30 a.m. PDT.